AMENDMENT NO. 1 TO

PRODUCTION FUNDING AGREEMENT

This Amendment No. 1 (this “Amendment”), to that Production Funding Agreement dated September 2, 2022 (the “Agreement”) between Incubara Capital Corp. and STARS-VR, LLC (collectively, the “Parties”), is entered as of October 31, 2022 (the “Effective Date”).

WHEREAS:

A.The Parties have previously entered into the Agreement; and

B.The Parties desire to amend the Agreement as set forth in this Amendment,

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.Unless otherwise defined in this Amendment, capitalized terms used but not defined shall have their respective meanings as set forth in the Agreement.

2.Section 3 of the Agreement is deleted in its entirety and replaced with the following:

3.Incubara will contribute funding of US$975,000 (the “Initial Funding”) to the LLC and will receive 39% of the ownership of the LLC, Incubara will make payments for the Initial Funding as follows: (i) US$200,000, of which CA$73,000 has been paid by Incubara to the LLC as at the Effective Date, by April 1, 2023, (ii) US$200,000 by May 1, 2023 and (iii) US$575,000 by August 1, 2023 (collectively, the “Payment Schedule”). If Incubara fails to provide the Initial Funding to the LLC in accordance with the Payment Schedule (a “Missed Payment”), Incubara’s ownership interest shall be reduced in accordance with the terms of the operating agreement in respect of the LLC dated the date hereof between the parties hereto, as amended from time to time. Upon the occurrence of a Missed Payment, Incubara will lose the right to make payments towards the balance of the Initial Funding to the LLC.

3.This Amendment, together with the Agreement as amended hereby, constitutes the entire agreement and understanding of the Parties with respect to those subject matters hereof and thereof, and supersedes all prior and contemporaneous negotiations, correspondence, agreements, understandings, duties and obligations with respect to the subject matters hereof.

4.Except as modified by this Amendment, the Agreement remains in full force and effect in accordance with its terms, and are hereby ratified, confirmed and approved in all respects by the Parties without any further modification.

5.This Amendment may be executed in any number of counterparts and delivered by email or facsimile, each of which shall be deemed to be an original, but all of which together shall constitute the same Amendment. Execution and delivery of this Amendment by facsimile or other electronic means shall be deemed to be, and shall have the same effect as, execution by an original signature and delivery in person.

[Signatures on the following page]

IN WITNESS WHEREOF the Parties have executed this Amendment as of the Effective Date.

INCUBARA CAPITAL CORP.

Per:  “Geoff Watson”

 Authorized Signatory

STARS-VR, LLC

Per:  “George Page”

 Authorized Signatory